Exhibit 99

Schlumberger Announces Second-Quarter 2022 Results and Raises Full-Year Outlook

•	Revenue of $6.8 billion increased 14% sequentially and 20% year on year

•	GAAP EPS of $0.67 increased 86% sequentially and 123% year on year

•	EPS, excluding charges and credits, of $0.50 increased 47% sequentially and 67% year on year

•	Cash flow from operations was $408 million

•	Board approved quarterly cash dividend of $0.175 per share

•	Full-year revenue outlook revised upward to at least $27 billion

PARIS, July 22, 2022—Schlumberger Limited (NYSE: SLB) today announced results for the second-quarter 2022.

Second-Quarter Results	(Stated in millions, except per share amounts)

	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue	$6,773	$5,962	$5,634	14%	20%
Income before taxes - GAAP basis	$1,152	$638	$542	81%	113%
Net income - GAAP basis	$959	$510	$431	88%	123%
Diluted EPS - GAAP basis	$0.67	$0.36	$0.30	86%	123%
Adjusted EBITDA*	$1,530	$1,254	$1,198	22%	28%
Adjusted EBITDA margin*	22.6%	21.0%	21.3%	157 bps	132 bps
Pretax segment operating income*	$1,159	$894	$807	30%	44%
Pretax segment operating margin*	17.1%	15.0%	14.3%	212 bps	279 bps
Net income, excluding charges & credits*	$715	$488	$431	47%	66%
Diluted EPS, excluding charges & credits*	$0.50	$0.34	$0.30	47%	67%
Revenue by Geography
International	$5,188	$4,632	$4,511	12%	15%
North America	1,537	1,282	1,083	20%	42%
Other	48	48	40	n/m	n/m

	$6,773	$5,962	$5,634	14%	20%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$955	$857	$817	11%	17%
Reservoir Performance	1,333	1,210	1,117	10%	19%
Well Construction	2,686	2,398	2,110	12%	27%
Production Systems	1,893	1,604	1,681	18%	13%
Other	(94)	(107)	(91)	n/m	n/m

	$6,773	$5,962	$5,634	14%	20%

Pretax Operating Income by Division
Digital & Integration	$379	$292	$274	30%	39%
Reservoir Performance	195	160	156	22%	25%
Well Construction	470	388	272	21%	73%
Production Systems	171	114	171	50%	0%
Other	(56)	(60)	(66)	n/m	n/m

	$1,159	$894	$807	30%	44%

Pretax Operating Margin by Division
Digital & Integration	39.7%	34.0%	33.5%	570 bps	621 bps
Reservoir Performance	14.6%	13.2%	13.9%	143 bps	69 bps
Well Construction	17.5%	16.2%	12.9%	134 bps	462 bps
Production Systems	9.0%	7.1%	10.2%	190 bps	-114 bps
Other	n/m	n/m	n/m	n/m	n/m

	17.1%	15.0%	14.3%	212 bps	279 bps

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “The second quarter marked a significant inflection point for Schlumberger with a strong acceleration of revenue and earnings growth. Sequentially, revenue grew 14%, by more than $800 million; EPS—excluding charges and credits—increased 47%; and pretax segment operating margin expanded 212 basis points (bps). Growth was broad-based, driven by an increase in activity internationally, in North America, and across all Divisions. The quarter was also characterized by a favorable mix of exploration and offshore activity and the increasing impact of improved pricing, resulting in the largest sequential quarterly growth since 2010.

“On a year-over-year basis, revenue grew 20%; EPS—excluding charges and credits—increased 67%; and pretax segment operating margin expanded 279 bps.

Raising Full-Year Outlook

“The strength of our second-quarter outperformance highlights a firmly established growth inflection and our ability to comprehensively participate in drilling and completion activity growth globally. The multiyear upcycle continues to gain momentum with upstream activity and service pricing steadily increasing both internationally and in North America, resulting in a strengthened outlook for Schlumberger.

“As a result of this performance and based on our updated outlook for the remainder of the year, 2022 year-on-year revenue growth is now expected to be in the high-teens which translates to full-year revenue of at least $27 billion. “We expect this higher revenue to result in earnings that exceed our previous expectations, given our ambition to exit the year with adjusted EBITDA margins 200 basis points higher than in the fourth quarter of 2021,” Le Peuch said.

Second-Quarter Growth Broad-Based Across All Geographies

Second-quarter sequential revenue growth was broad-based, with international revenue increasing 12% and North America revenue growing 20%. International growth was widespread across all areas with more than 90% of our GeoUnits experiencing revenue growth. Growth was led by Europe/CIS/Africa which experienced 20% sequential growth due to higher Production Systems sales in Europe and Scandinavia, the seasonal drilling activity rebound in the Northern Hemisphere, and offshore activity increases in Sub-Sahara Africa benefitting all Divisions. Latin America sequential revenue growth of 10% was due to higher stimulation activity in Argentina, increased Production Systems sales in Brazil and Mexico, and higher offshore drilling in Guyana. Middle East & Asia revenue increased 7% sequentially due to higher drilling across Asia, particularly in China, Australia, and Indonesia, as well as multidivisional activity increases across the Middle East mainly in Oman, United Arab Emirates, Saudi Arabia, Egypt, and Iraq. In North America, sequential revenue growth of 20% was driven by a significant increase in land and offshore drilling activity and higher exploration data licensing in the US Gulf of Mexico.

Power of the Core—Complemented by Digital

Le Peuch said, “These results demonstrate the power of Schlumberger’s Core, which is performing exceedingly well and benefitting from the effects of improved operating leverage, favorable offshore activity mix, greater technology adoption, and an improving global service pricing environment.”

Sequentially, all Divisions posted double-digit revenue growth—outpacing rig count growth both in North America and internationally. Production Systems led the sequential growth, posting an 18% revenue increase on higher product deliveries and backlog conversion during the quarter, mostly internationally. Well Construction revenue increased 12% sequentially due to higher land and offshore drilling activity both in North America and internationally, in addition to improved pricing. Reservoir Performance revenue grew 10% due to higher intervention, evaluation, and stimulation activity, both on land and offshore along with improved pricing. This solid performance in the Core was complemented by Digital & Integration, which experienced an 11% sequential revenue increase, driven by higher exploration data licensing sales.

Overall, second-quarter pretax segment operating income increased 30% sequentially, and pretax segment operating margin expanded 212 bps to 17.1%—the highest quarterly operating margin level since 2015. All four Divisions expanded their margins sequentially.

Second-quarter cash from operations was $408 million and reflected the build-up of working capital in line with the significant revenue growth. Working capital is expected to improve and, consequently, free cash flow generation will accelerate through the second half of the year, consistent with our historical trends.

A Strengthened Outlook Aligned to Schlumberger’s Strengths

Le Peuch said, “Looking ahead, the second half of the year continues to shape up very well as highlighted in our revised expectations for the full year, encompassing all phases of oil and gas development and all operating environments—from high-volume onshore to deepwater offshore—and firmly establishing digital, decarbonization, and improved pricing as defining characteristics of this upcycle.

“Despite near-term concerns over a global economic slowdown, the combination of energy security, favorable break-even prices, and the urgency to grow oil and gas production capacity is expected to continue to support strong upstream E&P spending growth. Consequently, we are witnessing a decoupling of upstream spending from near-term demand volatility, resulting in resilient global oil and gas activity growth in 2022 and beyond.

“Our second-quarter results were a great demonstration of our revenue, operating margins, and earnings growth potential. I am very pleased with our execution thus far in the year and extend my appreciation to our team for delivering an exceptional quarter.”

Other Events

On July 21, 2022, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.175 per share of outstanding common stock, payable on October 13, 2022, to stockholders of record on September 7, 2022.

Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
North America	$1,537	$1,282	$1,083	20%	42%
Latin America	1,329	1,204	1,057	10%	26%
Europe/CIS/Africa	1,691	1,404	1,453	20%	16%
Middle East & Asia	2,168	2,024	2,001	7%	8%
Eliminations & other	48	48	40	n/m	n/m

	$6,773	$5,962	$5,634	14%	20%

International	$5,188	$4,632	$4,511	12%	15%
North America	$1,537	$1,282	$1,083	20%	42%

n/m = not meaningful

International

Revenue in Latin America of $1.3 billion increased 10% sequentially due to higher stimulation activity in Argentina, higher Production Systems sales in Brazil and Mexico, and higher offshore drilling in Guyana.

Year on year, revenue grew 26% due to higher drilling activity in Mexico, Ecuador, and Brazil as well as increased stimulation activity in Argentina.

Europe/CIS/Africa revenue of $1.7 billion increased 20% sequentially. This significant growth was driven by activity that strengthened beyond the impact of the seasonal drilling activity recovery in the Northern Hemisphere with higher Production Systems sales in Europe and Scandinavia and multidivisional activity increases in Sub-Sahara Africa.

Year on year, revenue grew 16%, primarily from higher Production Systems sales in Europe and higher exploration drilling in offshore Sub-Sahara Africa, partially offset by the revenue decline in Russia.

Revenue in the Middle East & Asia of $2.2 billion increased 7% sequentially due to higher drilling across Asia, particularly in China, Australia, and Indonesia as well as multidivisional activity increases across the Middle East mainly in Oman, United Arab Emirates, Saudi Arabia, Egypt, and Iraq.

Year on year, revenue increased 8% due to higher drilling, stimulation, and intervention activity on new projects in Iraq, Oman, Egypt, Qatar and across Southeast Asia and Australia.

North America

North America revenue of $1.5 billion increased 20% sequentially and represented the highest sequential quarterly growth rate since 2017. US land revenue growth outperformed the rig count increase sequentially, while offshore revenue growth was more than double the pace of US land—boosted by increased exploration data licensing in the US Gulf of Mexico and higher drilling activity. Onshore revenue increased due to higher drilling activity and increased sales of surface production systems in US land, while Canada land revenue increased despite the spring breakup due to higher Asset Performance Solutions (APS) project revenue.

Compared to the same quarter last year, North America revenue grew 42%. All Divisions experienced significant growth primarily from higher drilling and intervention activity, increased sales of production systems, increased exploration data licensing, and strong contribution from the APS project in Canada.

Second-Quarter Results by Division

Digital & Integration

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue
International	$627	$631	$625	-1%	0%
North America	327	225	191	45%	71%
Other	1	1	1	n/m	n/m

	$955	$857	$817	11%	17%

Pretax operating income	$379	$292	$274	30%	39%
Pretax operating margin	39.7%	34.0%	33.5%	570 bps	621 bps

n/m = not meaningful

Digital & Integration revenue of $955 million increased 11% sequentially and 17% year on year primarily due to higher exploration data licensing sales, including $95 million in transfer fees.

Digital & Integration pretax operating margin of 40% expanded 570 bps sequentially and 621 bps year on year, due to higher exploration data licensing sales in the US Gulf of Mexico and increased profitability in APS projects, particularly in Canada.

Reservoir Performance

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue
International	$1,222	$1,105	$1,038	11%	18%
North America	111	103	79	8%	41%
Other	—	2	—	n/m	n/m

	$1,333	$1,210	$1,117	10%	19%

Pretax operating income	$195	$160	$156	22%	25%
Pretax operating margin	14.6%	13.2%	13.9%	143 bps	69 bps

n/m = not meaningful

Reservoir Performance revenue of $1.3 billion increased 10% sequentially due to higher activity on land and offshore beyond the impact of the seasonal rebound in the Northern Hemisphere, along with improved pricing. International growth was driven by the seasonal rebound of activity in Scandinavia and China; higher offshore activity in Sub-Sahara Africa; increased evaluation, intervention, and stimulation work in Latin America; and increased evaluation and intervention work in the Middle East & Asia. North America growth was due to higher intervention activity in the US Gulf of Mexico.

Year on year, revenue growth was broad across all regions and GeoUnits, except for Russia & Central Asia. Double-digit growth was posted in evaluation, intervention, and stimulation services both on land and offshore, with higher exploration-related activity during the quarter.

Reservoir Performance pretax operating margin of 15% expanded 143 bps sequentially. Profitability was boosted by the seasonal recovery in the Northern Hemisphere, higher offshore and exploration activity, favorable technology mix, and improved pricing.

Year on year, pretax operating margin expanded 69 bps with profitability improving both in evaluation and intervention and geographically in North America, Europe/CIS/Africa, and Latin America.

Well Construction

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue
International	$2,083	$1,865	$1,708	12%	22%
North America	553	485	352	14%	57%
Other	50	48	50	n/m	n/m

	$2,686	$2,398	$2,110	12%	27%

Pretax operating income	$470	$388	$272	21%	73%
Pretax operating margin	17.5%	16.2%	12.9%	134 bps	462 bps

n/m = not meaningful

Well Construction revenue of $2.7 billion increased 12% sequentially due to higher land and offshore drilling activity both in North America and internationally, beyond the impact of the seasonal rebound in the Northern Hemisphere, in addition to improved pricing. In North America, sequential revenue growth outpaced the rig count increase in US land and offshore, despite the effects of the Canadian spring breakup. In addition to the seasonal rebound, international growth was also driven by improved pricing and new projects, particularly in Guyana, Argentina, and Sub-Sahara Africa, as well as higher drilling activity across Southeast Asia, Australia, and in the Middle East, mainly in Saudi Arabia and Qatar.

Year on year, revenue growth of 27% across all areas was led by North America and Latin America, both of which grew 50% or more. Middle East & Asia grew 17% while Europe/CIS/Africa increased 12% year on year. Double-digit growth was recorded in drilling fluids, measurements, and integrated drilling—both on land and offshore.

Well Construction pretax operating margin of 18% expanded 134 bps sequentially due to improved profitability across most of its business lines, particularly in the Europe/CIS/Africa and Middle East & Asia areas. Margin expansion was due to the seasonal recovery in the Northern Hemisphere, higher offshore and exploration activity, favorable technology mix, and improved pricing.

Year on year, pretax operating margin expanded 462 bps with profitability improving across most regions, driven by higher activity and improved pricing.

Production Systems

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-on-year
Revenue
International	$1,341	$1,127	$1,220	19%	10%
North America	550	473	458	16%	20%
Other	2	4	3	n/m	n/m

	$1,893	$1,604	$1,681	18%	13%

Pretax operating income	$171	$114	$171	50%	0%
Pretax operating margin	9.0%	7.1%	10.2%	190 bps	-114 bps

n/m = not meaningful

Production Systems revenue of $1.9 billion increased 18% sequentially as supply chain and logistics constraints abated, facilitating increased product deliveries and backlog conversion, mostly internationally. The increase was driven by double-digit revenue growth across all business lines, led by Europe/CIS/Africa on higher deliveries of midstream and subsea production systems; by Latin America due to higher sales of subsea production systems; and by North America, mainly US Land, on increased sales of surface production systems.

Year on year, double-digit growth was driven by new projects and increased product deliveries mainly in Europe/CIS/Africa, North America, and Latin America.

Production Systems pretax operating margin of 9% expanded 190 bps sequentially due to improved profitability from higher sales of surface, well, and subsea production systems.

Year on year, pretax operating margin contracted 114 bps due to higher logistics costs and unfavorable revenue mix.

Quarterly Highlights

Schlumberger continues to secure a pipeline of new contract awards as customers announce new projects and with the expansion of existing developments globally. Schlumberger is increasingly being selected for its superior performance and execution and its innovative technology that enhances customer success. Examples of awards from the quarter include the following:

•

In Norway, Aker BP ASA has awarded a frame agreement to Cameron, a Schlumberger company, for surface wellheads and production trees for up to 64 wells on the North of Alvheim, King Lear, and Valhall New Central Platform projects in the Norwegian sector of the North Sea. The ten-year agreement contains optional extensions for the life of the field and covers engineering, qualification, and manufacture of digitalized wellhead equipment and production trees capable of up to 15,000-psi operation and condition-based monitoring, as well as a new 21-in metal-to-metal Fontus* configurable production wellhead system. Installation is scheduled to begin in 2024.

•

In Brazil, Petrobras awarded Schlumberger a contract for integrated intelligent completions for wells in the presalt area. The advanced completion design selected for these wells includes premium interval flow control valves, an inductive coupling downhole wet disconnect tool and a wireless real-time running tool, GeoGuard* high-performance deepwater safety valves, and Metris* permanent monitoring systems. This intelligent completion technology package will enable Petrobras to more accurately monitor and control production—enhancing ultimate recovery. This contract, for which work is expected to commence in the first quarter of 2023, is a precursor to the development of an all-electric completion, currently underway in Brazil at the Schlumberger Taubaté Engineering Center.

•

OneSubsea®, the subsea technologies, production, and processing systems business of Schlumberger, has been awarded an engineering, procurement, construction, and installation (EPCI) contract by OKEA for the supply of three subsea high-boost pumps to increase production from the Draugen Field, located in the southern part of the Norwegian Sea. Under the contract, which is part of a frame agreement signed in 2017 by OKEA and Subsea Integration Alliance, OneSubsea will deliver a new high-boost pump module and modify two existing pump modules into high-boost pumps capable of handling higher differential pressure and throughput to maximize production from this asset. Delivery of the pump modules is scheduled for 2023.

•

Sarawak Shell Berhad has awarded Schlumberger a contract for integrated drilling services on seven exploration wells offshore Malaysia. The scope of the contract includes drilling and measurement, electrical wireline, drilling fluids, solids control, cementing, casing drilling, bits, and mud logging. Schlumberger will apply a variety of technologies, including the Allegro CD* directional casing-while-drilling service with the sonicVISION* sonic-while-drilling service to enhance performance of this operation, which commenced during the second quarter of 2022.

•

Equinor has made a direct award to Schlumberger for downhole completion and artificial lift equipment to extend the life of the Statfjord Field in the North Sea. Supporting Equinor’s dual objective of increasing recovery from the field while significantly reducing the carbon intensity of incremental production, the award includes a Shuttle* rigless electric submersible pump (ESP) using a REDA* pump powered through a completion-integrated downhole wet-mate docking station. Because an ESP can more completely drain the reservoir using less electricity per barrel than compressor-driven gas lift, this solution will increase annual production and lower carbon intensity. Installation of the completions using the Shuttle rigless ESP technology is expected to commence in the first quarter of 2023.

•

Chariot, the African-focused transitional energy company, has signed a front-end engineering and design (FEED) contract with Schlumberger and Subsea 7, as part of a consortium, for the Anchois gas development project offshore Morocco. The scope of the agreement incorporates offshore components including well completions; subsea production systems; and subsea umbilicals, risers, and flowlines (SURF) that will be delivered by Subsea Integration Alliance. Onshore components include a central processing facility (CPF) and flowlines and controls from the CPF to the shore crossing that will be delivered by Schlumberger.

•

Talos Energy has awarded Schlumberger contracts for well construction services including drilling fluids, directional drilling, bits and reamers, and logging while drilling in the deepwater Gulf of Mexico. This adds to previous awards on ongoing Talos projects, including developmental drilling from the Pompano platform on the Continental Shelf. The new awards include technologies that will deliver demanding 3D directional drilling profiles and high-quality data with superior logging-while-drilling technology. Talos is scheduled to deploy a semisubmersible rig in August 2022 for this multiwell, deepwater campaign—the latest project in a collaboration between the two companies that has developed over years to deliver best-in-class wells.

•

The Abu Dhabi National Oil Company (ADNOC) has awarded Schlumberger a five-year wireline services contract. The contract, which includes an optional two-year extension, covers open- and cased-hole wireline logging, as well as perforating and coiled tubing logging services. Schlumberger technologies, including the Pulsar* multifunction spectroscopy service and Saturn* 3D radial probe, will be deployed to maximize the production of existing wells and appraise new fields for production expansion. Work is expected to commence in the third quarter of 2022.

Digital adoption across the industry continues to gather momentum, expanding how customers access their data, improve existing or create new workflows, and use data to guide decisions that boost performance in the field. Customers are adopting our industry-leading digital platform and edge solutions in the field to solve new challenges and improve operational performance. Examples from the quarter include the following:

•

Offshore Brazil, Schlumberger’s autonomous operations on the Peregrino platform offer a glimpse of the future of well construction—built on a digitally native foundation and unique equipment and service integration capabilities. In addition to the delivery of the full drilling and control systems on the platform, Schlumberger developed a digital avatar of the rig, fully enabling the seamless digital orchestration of the surface equipment and subsurface well construction process—a step closer to the autonomous drilling vision.

•

In Malaysia, PETRONAS has awarded Schlumberger a contract to incorporate the DrillOps* on-target well delivery solution in a drilling campaign in the West Malaysia offshore, the first deployment of this digital application in Asia. Drilling has already commenced, with the DrillOps solution expected to deliver superior drilling performance, safety, and efficiency for PETRONAS. This deployment builds on digital partnerships initiated between Schlumberger and PETRONAS to accelerate its field development planning and optimize asset production performance.

•

In Ecuador, Schlumberger deployed a digital water injection solution—built on Agora* edge AI and IoT solutions—that is increasing production for PetroEcuador in the Shushufindi Field. The system integrates smart hardware and Agora solutions to generate continuous real-time surveillance, smart notifications, and local control loops of water injection. Leveraging AI deployed at the edge, the system has predicted early water injection pump failures and consequently avoided reduced oil production stemming from limited water handling capacity. This digital solution has avoided 12,000 bbl of production losses, corrective maintenance cost, and 100 labor hours that would have otherwise reduced project performance. The customer expects to expand the deployment of this Agora solution to other injection systems across the field.

Schlumberger continues to introduce new technologies that boost customer efficiency and improve operational performance. Among the new technologies deployed were solutions from the Transition Technologies* portfolio that delivered significant emissions reduction.

•

In East Texas, Schlumberger delivered the fastest one-mile curve-and-lateral production hole in KJ Energy history in the challenging Cotton Valley Formation. The fit-for-basin bottomhole assembly (BHA) comprising only Schlumberger technology—including PowerDrive Orbit G2* rotary steerable system, xBolt G2* accelerated drilling service, and AxeBlade* ridged diamond element bit—remotely drilled the 6.75-in curve and lateral in 10.6 days with Performance Live* digitally connected service. This performance helped the customer beat their average performance by 28% and its previous well record by 24 hours.

•

Offshore Brazil, Schlumberger’s recent application of technology and an integrated drilling contract model has enabled Petrobras to drill two of its fastest wells on record, including the most recent national record of 23 days—7 days ahead of plan. The adoption of an integrated approach enabled Petrobras’ bold drilling plan that was executed with fit-for-purpose technology, including GeoSphere HD* high-definition reservoir mapping-while-drilling service, and AxeBlade ridged diamond element bit. This marked the first use of geometric cutters in the Marlim Field and contributed to operational success. With the recent record-breaking performances, Schlumberger Well Construction has now drilled the three fastest wells offshore Brazil.

•

Offshore East Java, Schlumberger enabled Saka Indonesia Pangkah Limited (SIPL) to bring two plugged exploration wells into production, avoiding the need to drill new wells and shortening time to first gas. This was the first conversion of an offshore exploration well to a producing well where the casing had been cut at the seabed. To achieve this, Schlumberger used a novel application of its Casing Reconnect* metal-to-metal, gas-tight casing repair system for reentry and completion.

•

Schlumberger is deploying a new technology that can increase the efficiency of rigless plugging and abandonment (P&A) of wells, delivering a step change in the P&A process for the industry. The Schlumberger dual-string P&A barrier evaluation technology was run for the first time in the Gulf of Mexico to evaluate cement bonding in the annulus between the 13 3/8-in and 16-in casing with the logging tool run inside uncemented 9 5/8-in production casing. The technique documented sufficient cement bonding to allow the Bureau of Safety and Environmental Enforcement to waive further remediation of that annulus. This saved W&T Offshore Inc. multiple days on the abandonment operation being performed by the Q4000 vessel, operated by Helix Energy Solutions Group, Inc., Schlumberger’s partner in the nonincorporated Subsea Services Alliance.

Our industry must advance sustainability in its operations by reducing environmental impact while contributing to the stability of the global energy supply. Schlumberger continues to create and apply technology to both reduce emissions from customer operations and support clean energy generation around the world.

•

Zorlu Enerji, Turkey’s leading geothermal investor, installed the country’s first REDA Thermal* power-efficient geothermal electric submersible pump (ESP) to increase zero-carbon electricity generation at its Kızıldere geothermal power facility. The REDA Thermal pump uses ESP permanent magnet motor technology, one of Schlumberger’s Transition Technologies, to reduce the parasitic load needed to operate the ESP—increasing net generated power. REDA Thermal pumps are designed specifically for the geothermal industry, combining innovation that overcomes oil and gas production challenges with materials that meet the operational and longevity requirements of geothermal wells. This technology was developed leveraging industry domain expertise from GeothermEx, a Schlumberger multidisciplinary geothermal consulting and services company.

Schlumberger continues to advance its portfolio of new energy ventures in Schlumberger New Energy, where it is applying domain expertise and technology industrialization capabilities to growing new energy markets.

•

Celsius Energy, a Schlumberger New Energy business venture focused on heating and cooling solutions for buildings, commenced installation of its novel geoenergy solution for Groupement Optic 2000, a leading French eyewear brand, at its headquarters in Clamart, France. The facility comprises 12,000 m2 of offices and a workshop in which glasses are manufactured from recycled materials. In line with Groupement Optic 2000’s commitment to sustainable development, the Celsius system was selected for its capability to reduce both CO2 emissions and energy costs, and it is expected to decrease the location’s CO2 footprint by 70% and its energy consumption by 40%. This installation is one of five projects ongoing in Europe for Celsius Energy and is expected to be operational in the fourth quarter of 2022.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2022	2021	2022	2021
Revenue	$6,773	$5,634	$12,735	$10,857
Interest & other income (1)	311	16	361	35
Expenses
Cost of revenue	5,568	4,768	10,581	9,274
Research & engineering	154	134	295	268
General & administrative	86	70	183	150
Interest	124	136	247	272

Income before taxes (1)	$1,152	$542	$1,790	$928
Tax expense (1)	182	99	300	173

Net income (1)	$970	$443	$1,490	$755
Net income attributable to noncontrolling interest	11	12	21	25

Net income attributable to Schlumberger (1)	$959	$431	$1,469	$730

Diluted earnings per share of Schlumberger (1)	$0.67	$0.30	$1.02	$0.51

Average shares outstanding	1,414	1,398	1,413	1,398
Average shares outstanding assuming dilution	1,436	1,421	1,435	1,420

Depreciation & amortization included in expenses (2)	$532	$526	$1,065	$1,058

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Jun. 30, 2022	Dec. 31, 2021
Current Assets
Cash and short-term investments	$2,816	$3,139
Receivables	6,247	5,315
Inventories	3,968	3,272
Other current assets	1,285	928

	14,316	12,654
Investment in affiliated companies	1,767	2,044
Fixed assets	6,386	6,429
Goodwill	13,009	12,990
Intangible assets	3,102	3,211
Other assets	4,247	4,183

	$42,827	$41,511

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,528	$8,382
Estimated liability for taxes on income	884	879
Short-term borrowings and current portion of long-term debt	901	909
Dividends payable	270	189

	10,583	10,359
Long-term debt	12,946	13,286
Postretirement benefits	232	231
Other liabilities	2,441	2,349

	26,202	26,225
Equity	16,625	15,286

	$42,827	$41,511

Liquidity

			(Stated in millions)
Components of Liquidity	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Dec. 31, 2021
Cash and short-term investments	$2,816	$2,649	$2,682	$3,139
Short-term borrowings and current portion of long-term debt	(901)	(923)	(36)	(909)
Long-term debt	(12,946)	(13,163)	(15,687)	(13,286)

Net Debt (1)	$(11,031)	$(11,437)	$(13,041)	$(11,056)

Details of changes in liquidity follow:

	Six	Second	Six
	Months	Quarter	Months
Periods Ended June 30,	2022	2022	2021
Net income	$1,490	$970	$755
Charges and credits, net of tax (2)	(266)	(244)	—

	1,224	726	755
Depreciation and amortization (3)	1,065	532	1,058
Stock-based compensation expense	160	71	156
Change in working capital	(1,884)	(936)	(758)
US federal tax refund	—	—	477
Other	(26)	15	(39)

Cash flow from operations (4)	539	408	1,649

Capital expenditures	(664)	(360)	(421)
APS investments	(311)	(143)	(188)
Exploration data capitalized	(64)	(24)	(12)

Free cash flow (5)	(500)	(119)	1,028

Dividends paid	(352)	(177)	(349)
Proceeds from employee stock plans	93	22	62
Business acquisitions and investments, net of cash acquired plus debt assumed	(8)	(8)	(35)
Proceeds from sale of Liberty shares	513	429	—
Proceeds from sale of real estate	120	120	—
Other	(171)	(66)	(30)

Change in net debt before impact of changes in foreign exchange rates	(305)	201	676
Impact of changes in foreign exchange rates on net debt	330	205	163

Decrease in Net Debt	25	406	839
Net Debt, beginning of period	(11,056)	(11,437)	(13,880)

Net Debt, end of period	$(11,031)	$(11,031)	$(13,041)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, exploration data costs, and APS investments.
(4)

Includes severance payments of $38 million and $16 million during the six months and second quarter ended June 30, 2022, respectively; and $184 million and $72 million during the six months and second quarter ended June 30, 2021, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2022 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Question 9).

	(Stated in millions, except per share amounts)
	Second Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$1,152	$182	$11	$959	$0.67
Gain on sale of Liberty shares (1)	(216)	(13)	—	(203)	(0.14)
Gain on sale of real estate (1)	(43)	(2)	—	(41)	(0.03)

Schlumberger net income, excluding charges & credits	$893	$167	$11	$715	$0.50

	Six Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$1,790	$300	$21	$1,469	$1.02
Gain on sale of Liberty shares (1)	(242)	(17)	—	(225)	(0.16)
Gain on sale of real estate (1)	(43)	(2)	—	(41)	(0.03)

Schlumberger net income, excluding charges & credits	$1,505	$281	$21	$1,203	$0.84

	First Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$638	$118	$10	$510	$0.36
Gain on sale of Liberty shares (1)	(26)	(4)	—	(22)	(0.02)

Schlumberger net income, excluding charges & credits	$612	$114	$10	$488	$0.34

There were no charges or credits during the first six months of 2021.

*	Does not add due to rounding.
(1)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.

Divisions

(Stated in millions)
	Three Months Ended
	Jun. 30, 2022		Mar. 31, 2022		Jun. 30, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$955	$379	$857	$292	$817	$274
Reservoir Performance	1,333	195	1,210	160	1,117	156
Well Construction	2,686	470	2,398	388	2,110	272
Production Systems	1,893	171	1,604	114	1,681	171
Eliminations & other	(94)	(56)	(107)	(60)	(91)	(66)

Pretax segment operating income		1,159		894		807
Corporate & other		(148)		(164)		(138)
Interest income(1)		3		2		5
Interest expense(1)		(121)		(120)		(132)
Charges & credits(2)		259		26		—

	$6,773	$1,152	$5,962	$638	$5,634	$542

(Stated in millions)
	Six Months Ended
	Jun. 30, 2022		Jun. 30, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,813	$671	$1,590	$521
Reservoir Performance	2,543	355	2,119	258
Well Construction	5,083	858	4,045	482
Production Systems	3,497	285	3,271	309
Eliminations & other	(201)	(115)	(168)	(99)

Pretax segment operating income		2,054		1,471
Corporate & other		(313)		(288)
Interest income(1)		5		9
Interest expense(1)		(241)		(264)
Charges & credits(2)		285		—

	$12,735	$1,790	$10,857	$928

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2022?

Capital investment (composed of capex, exploration data costs, and APS investments) for the full-year 2022 is expected to be approximately $2 billion. Capital investment in 2021 was $1.7 billion.

2)	What were cash flow from operations and free cash flow for the second quarter of 2022?

Cash flow from operations for the second quarter of 2022 was $408 million and free cash flow was negative $119 million.

3)	What was included in “Interest and other income” for the second quarter of 2022?

“Interest and other income” for the second quarter of 2022 was $311 million. This consisted of a gain on the sale of 26.5 million shares of Liberty Energy Inc. (Liberty) of $216 million (refer to Question 11), a gain on the sale of certain real estate of $43 million (refer to Question 11), interest income of $19 million, and earnings of equity method investments of $33 million.

4)	How did interest income and interest expense change during the second quarter of 2022?

Interest income of $19 million for the second quarter of 2022 increased $5 million sequentially. Interest expense of $124 million increased $1 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2022?

The ETR for the second quarter of 2022, calculated in accordance with GAAP, was 15.8% as compared to 18.4% for the first quarter of 2022. Excluding charges and credits, the ETR was 18.6% for both the second and first quarter of 2022.

7)	How many shares of common stock were outstanding as of June 30, 2022, and how did this change from the end of the previous quarter?

There were 1.414 billion shares of common stock outstanding as of June 30, 2022, and 1.413 billion shares as of March 31, 2022.

(Stated in millions)
Shares outstanding at March 31, 2022	1,413
Shares issued under employee stock purchase plan	—
Shares issued to optionees, less shares exchanged	1
Vesting of restricted stock	—

Shares outstanding at June 30, 2022	1,414

8)

What was the weighted average number of shares outstanding during the second quarter of 2022 and first quarter of 2022? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.414 billion during the second quarter of 2022 and 1.412 billion during the first quarter of 2022. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Second Quarter 2022	First Quarter 2022
Weighted average shares outstanding	1,414	1,412
Unvested restricted stock	22	22

Average shares outstanding, assuming dilution	1,436	1,434

9)	What was Schlumberger’s adjusted EBITDA in the second quarter of 2022, the first quarter of 2022, and the second quarter of 2021?

Schlumberger’s adjusted EBITDA was $1.530 billion in the second quarter of 2022, $1.254 billion in the first quarter of 2022, and $1.198 billion in the second quarter of 2021, and was calculated as follows:

	(Stated in millions)
	Second Quarter	First Quarter	Second Quarter
	2022	2022	2021
Net income attributable to Schlumberger	$959	$510	$431
Net income attributable to noncontrolling interests	11	10	12
Tax expense	182	118	99

Income before taxes	$1,152	$638	$542
Charges & credits	(259)	(26)	—
Depreciation and amortization	532	533	526
Interest expense	124	123	136
Interest income	(19)	(14)	(6)

Adjusted EBITDA	$1,530	$1,254	$1,198

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the second quarter of 2022, the first quarter of 2022, and the second quarter of 2021?

The components of depreciation and amortization expense for the second quarter of 2022, the first quarter of 2022, and the second quarter of 2021 were as follows:

		(Stated in millions)
	Second Quarter	First Quarter	Second Quarter
	2022	2022	2021
Depreciation of fixed assets	$340	$338	$352
Amortization of intangible assets	75	75	75
Amortization of APS investments	87	83	77
Amortization of exploration data costs capitalized	30	37	22

	$532	$533	$526

11)	What were the components of the pretax credit of $259 million recorded during the second quarter of 2022 related to?

The components of the net pretax charges & credits are as follows (in millions):

Gain on sale of Liberty shares(a)	$216
Gain on sale of real estate(b)	43

$259

(a)

During the second quarter of 2022, Schlumberger sold 26.5 million of its shares in Liberty and received proceeds of $429 million. As a result of the transaction, Schlumberger recognized a gain of $216 million. This gain is reflected in Interest & other income in the Condensed Consolidated Statement of Income. As of June 30, 2022, Schlumberger had a 12% equity interest in Liberty.

(b)

During the second quarter of 2022, Schlumberger sold certain real estate and received proceeds of $120 million. As a result of the transaction, Schlumberger recognized a gain of $43 million. This gain is reflected in Interest & other income in the Condensed Consolidated Statement of Income.

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Conference Call Information

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 22, 2022. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until August 22, 2022, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 9508868. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until August 22, 2022.

Investor Relations Contacts:

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly, Vice President of Communications, Schlumberger Limited

Moira Duff, Director of External Communications, Schlumberger Limited

Office +1 (713) 375-3494

communication@slb.com

###

This second-quarter 2022 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or Schlumberger New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

###